Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Tech Data Corporation To Restate Prior Financial Statements

CLEARWATER, Fla., March 21, 2013 (GLOBE NEWSWIRE) -- Tech Data Corporation today announced that the Audit Committee of its Board of Directors, on the recommendation of management, and after consultation with the Company's independent accountants, Ernst & Young LLP, concluded that the Company will restate some or all of its previously issued quarterly and audited annual financial statements for the fiscal years 2011 and 2012, and some or all of the quarters of fiscal year 2013, including our fourth quarter and fiscal year 2013 earnings release dated March 4, 2013. Accordingly, investors should no longer rely upon the Company's previously released financial statements and other financial data relating to these periods. In addition, the Company will likely seek a 15-day filing extension for its Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

The Company anticipates that the restatement will be made to correct improprieties primarily related to how the Company's U.K. subsidiary reflected vendor accounting. The Company estimates that the restatement will reduce previously reported consolidated operating income by an aggregate amount of approximately $30 million to $40 million, and consolidated net income by an aggregate amount of approximately $25 million to $33 million, over the three fiscal year periods. These preliminary estimates are based on currently available information and are subject to change during the course of the Company's ongoing investigation. As a result of this investigation, the Company is in the process of evaluating deficiencies in its internal controls over financial reporting.

Robert M. Dutkowsky, Tech Data's Chief Executive Officer, stated, “We are working diligently to resolve this matter as soon as possible. We do not plan to comment further during the course of the investigation unless any material developments arise.”

Forward Looking Statements

Except for historical information, the matters discussed herein are "forward-looking statements" within the meaning of the federal securities laws and regulations. Forward-looking statements include statements regarding the Company's intent to restate its prior financial statements, the estimated adjustments of the restated financials, and the expected timing of filing the restated financial reports. There can be no assurance that the Company's management, Audit Committee or independent registered public accounting firm will not reach conclusions regarding the impact of the restatement that are different from management's preliminary estimates or identify additional issues or other considerations in connection with the restatement and the audit and review process or that these issues will not require additional adjustments to the Company's prior financial results. All of these statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated here. These risks and uncertainties include, but are not limited to, the risk that additional information may arise from the ongoing review or oversight of the Audit Committee, the risk that the process of preparing and auditing the financial statements or other subsequent events would require the Company to make additional adjustments, the time and effort required to complete the restatement of the financial reports, the ramifications of the Company's potential inability to timely file required reports and the risk of litigation or governmental investigations or proceedings relating to such matters. Other risks are described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this current report. The Company does not undertake to revise these statements to reflect subsequent developments.
About Tech Data

Tech Data Corporation (Nasdaq: TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. To learn more, visit www.techdata.com.